EXHIBIT 5

                              KATTEN MUCHIN & ZAVIS
                           525 West Monroe, Suite 1600
                          Chicago, Illinois 60661-3693



July 2, 1997



Anicom, Inc.
6133 River Road
Suite 1000
Rosemont, Illinois  60018-51711

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Anicom, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 5,041,967 shares of the Company's Common Stock, $.001 par value per share, of which: (a) 1,511,542 shares are currently issued (the "Shares"); (b) 3,130,425 shares may in the future be issued from time to time upon conversion of the Company's Series A Convertible Preferred Stock ("Preferred Shares"); and (c) 400,000 shares may be issued and paid in lieu of cash, from time to time and at the Company's option, as dividends on the Series A Preferred Stock ("Dividend Shares").

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants and transfer agent for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Restated Certificate of Incorporation of the Company, as amended, (c) the Restated By-Laws of the Company, (d) the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock and (e) resolutions adopted by the Board of Directors of the Company.

In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have further assumed that all natural persons involved in the transactions contemplated by the Registration

Anicom, Inc.
July 2, 1997
Page 2



Statement (the "Offering") have sufficient legal capacity to enter into and perform their respective obligations and to carry out their roles in the Offering.


Based upon and subject to the foregoing, it is our opinion that:

(1) The 1,511,542 Shares are validly issued, fully paid and non-assessable;

(2) The 3,130,425 Preferred Shares when issued from time to time in accordance with the terms of the Preferred Stock will be validly issued, fully paid and non-assessable; and

(3) The 400,000 Dividend Shares when issued from time to time will be validly issued, fully paid and non-assessable.

We hereby consent to use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5 to the Registration Statement.

                                          Very truly yours,



                                          KATTEN MUCHIN & ZAVIS